File No. 70-8521

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

__________________________________________
POST-EFFECTIVE AMENDMENT NO. 3
(AMENDMENT NO. 4)
TO
FORM U-1 DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
____________________________________________

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio  45202

(Name of company filing this statement
and address of principal executive office)

Cinergy Corp.

(Name of top registered holding company)

William L. Sheafer
Treasurer
Cinergy Corp.
(address above)

(Name and address of agent for service)
The Commission is requested to send copies of all notices, orders and communications in connection with this Post-Effective Amendment to:

Cheryl M. Foley
Vice President, General Counsel and Corporate Secretary
Cinergy Corp.
(address above)

    The amended Form U-1 Declaration in this proceeding, with respect to which the Commission issued the January 1995 Order (see Rel. No. 35-26215, January 11, 1995) (such amended Declaration, the "1995 U-1"), as further amended in 1996 by Post-Effective Amendments Nos. 1 and 2, is hereby further amended as set forth below.

Item 1.  Description of Proposed Transactions

     Section B ("Proposed Modifications to January 1995 Order") is hereby amended by restating the first paragraph in subsection 3 thereof
("Application of Proceeds to Investments in EWGs, FUCOs and Special Purpose Subsidiaries") to read in its entirety as follows:

              Without limiting its flexibility to use proceeds of Short-Term Financing Transactions for other general corporate purposes as contemplated in the January 1995 Order or otherwise,/1/
         Cinergy requests Commission authorization to use proceeds of Short-Term Financing Transactions, up to the full amount of the increased Aggregate Debt Limitation proposed herein, to make direct or indirect investments in Special Purpose Subsidiaries (subject to the limitations and restrictions prescribed in the September 1995 Order as it may be supplemented by the further Commission order to be issued pursuant to the January 16th Post-Effective Amendment) and in EWGs and FUCOs, provided that the sum of (x) any proceeds of Short-Term Financing Transactions invested in Special Purpose Subsidiaries, EWGs and FUCOs as authorized herein, and (y) any proceeds of sales of shares of Cinergy common stock invested in such entities pursuant to the Commission's orders in File No. 70-8477 and the September 1995 Order do not, when added to Cinergy's "aggregate investment" in EWGs, FUCOs and Special Purpose Subsidiaries, exceed, at any point in time, 50% of Cinergy's "consolidated retained earnings," in each case as determined pursuant to Rule 53(a).

Item 2.  Fees, Commissions and Expenses

    Item 2, as set forth in Post-Effective Amendment No. 1, is hereby restated in its entirety to read as follows:

    The fees, commissions and expenses to be incurred, directly or indirectly, by Cinergy or any associate company thereof in connection with the proposed transactions are expected to consist of (a) the Commission filing fee under the Act ($2,000); (b) fees and expenses of Cinergy Services, charged at cost (estimated not to exceed $15,000); and (c) in all other cases, fees and expenses not inconsistent with the terms and conditions of the 1995 Order nor in excess of the applicable parameters set forth in the 1995 U-1.

Item 6.  Exhibits and Financial Statements

    (a)  Exhibits (filed herewith)

    H    Cinergy Cash Flow Projections

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SIGNATURE

         Pursuant to the requirements of the Act, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   March 11, 1996

    CINERGY CORP.


    By: /s/ William L. Sheafer
                             Treasurer
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ENDNOTES

/1/ In this regard, Cinergy contemplates that primary uses of the proceeds of Short-Term Financing Transactions, in addition to investments in Special Purpose Subsidiaries, EWGs and FUCOs, would include investments in (1) certain existing domestic nonutility subsidiaries, (2) a recently established district cooling subsidiary and a to-be-established district heating subsidiary (see Rel. No. 35-26474, February 20, 1996), (3) one or more "exempt telecommunications companies" to be established pursuant to the Telecommunications Act of 1996, and (4) one or more energy-related or gas-related companies to be established pursuant to proposed Rule 58 (see Rel. No. 35-26313, June 20, 1995). In addition, another use of the funds would involve short-term loans by Cinergy through the Cinergy system money pool (see Rel. No. 35-26362, August 25, 1995). See Exhibit H.

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